Exhibit 10.1

November 27, 2023

Daniella Mehalik
Pittsburgh, PA

Dear Daniella,

On behalf of Psychemedics Corporation (“Psychemedics” or the “Company”), I am pleased to extend a formal offer of employment to you with the Company. This offer letter agreement (the “Agreement”) provides the terms and conditions of your employment with the Company. Your tentative start date is November 27, 2023.

1.	Position: Your position with Psychemedics will be Vice President of Finance (“VP of Finance”), reporting to the Chief Executive Officer (“CEO”). While serving as the VP of Finance, you will perform the standard and customary duties and responsibilities of the VP of Finance role, as well as any other duties and responsibilities as reasonably assigned to you by the CEO. Psychemedics and you acknowledge and agree that you will be based at your home office located in Pennsylvania and will travel as may be necessary to fulfill your responsibilities.

2.	Compensation:
a.	Your base salary will be at an annualized rate of $205,000.00 per year (the “Base Salary”), payable in substantially equal periodic installments in accordance with the Company’s payroll practices.
b.	Your annual bonus target is set at $51,250.00 (25% of your base salary) and your first annual bonus review will take place in the first quarter of 2025 (for calendar year 2024). You will be eligible for the annual cash bonus subject to your being an employee in good standing on the date of any applicable bonus payment. The bonus for calendar year 2024 will be determined at the Board’s sole discretion, which generally will be based on Company results as well as individual performance but will be guaranteed to pay a minimum of $20,500 (10% of your base salary) provided you are not terminated for Cause[1] or do not resign without Good Reason[2] prior to December 31, 2024.

289 great rd, suite 200, acton, ma 01720

Tel: 978-206-8220, fax: 978-264-9236

WWW.psychemedics.COM

c.	We are also pleased to offer you a one-time, sign-on bonus of $10,000.00 to held defray your transition costs from your current employer (the “Sign-On Bonus”). The Sign-On Bonus will be paid with regular payroll on January 18th, 2024, provided that you are an employee in good standing on the date of payment. If you voluntarily terminate your employment with the Company for any reason or if the Company involuntarily terminates your employment for Cause[3] in either event within twelve (12) months of your Start Date, then (i) you will repay to the company the entire amount of the Sign-On Bonus (if paid) and (ii) you authorize the Company to deduct and/or offset the amount of such Sign-On Bonus from any amounts otherwise due from the Company to you, to the extent permitted by law.

d.	You and your dependents are eligible for coverage under the Company’s health package, subject to plan terms and conditions. You are also eligible to participate in benefit programs made available to all employees and will be eligible to enroll in our Company sponsored 401(k) Plan. Your eligibility for benefits will be subject to eligibility requirements, conditions, terms and restrictions in any applicable plan or policy document. The Company retains the right to change, add or cease any particular benefit.

1 For purposes of this Agreement, “Cause” will mean (i) theft or embezzlement, or attempted theft or embezzlement, by you of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud upon the Company; (ii) your unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company, or your appropriation of, or attempt to appropriate, a business opportunity of the Company, including but not limited to attempting to secure or securing any profit for yourself or any of your family members or personal associates in connection with any transaction entered into on behalf of the Company; (iii) any act or acts of disloyalty, misconduct, or moral turpitude by you, including but not limited to violation of the Company’s sexual harassment or non-harassment policy, any of which the Board determines in good faith has been or is likely to be materially injurious to the interest, property, operations, business, or reputation of the Company, or its directors, employees or shareholders; (iv) any act or omission constituting gross negligence in connection with the performance of your duties on behalf of the Company which is materially injurious to the interest, property, operations, business, or reputation of the Company; (v) your conviction of a crime other than minor traffic violations or other similar minor offenses (including pleading guilty or entering a plea of no contest), or your indictment for a felony or its equivalent, or your being charged with a violent crime, a crime involving moral turpitude, or any other crime for which imprisonment is a possible punishment; (vi) your willful refusal or material failure to carry out reasonable and lawful instructions and directives from the Board and your failure to cure or correct such refusal or failure within ten (10) days after receiving written notice from the Board describing such refusal or failure; or (vii) the material breach by you of your obligations under any confidentiality, non-compete, non- solicitation, non-disparagement or similar agreement with the Company.

2 For purposes of this Agreement, “Resignation for Good Reason” will be deemed to occur in the event: (i) any of the following bases (a)-(c) occur; (ii) you provide written notice of termination to the Company within thirty (30) days thereafter, specifying the basis for your resignation; (iii) the Company does not cure such basis within thirty (30) days after receipt of such notice, and (iv) you terminate your employment within thirty (30) days following the end of such cure period: (a) the Company materially diminishes your duties and responsibilities without Cause; (b) the Company materially reduces your base salary (other than in connection with a Company-wide decrease in salary); or (c) the Company materially breaches any of its obligations to you pursuant to this Agreement.

289 great rd, suite 200, acton, ma 01720

Tel: 978-206-8220, fax: 978-264-9236

WWW.psychemedics.COM

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e.	You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonable incurred by you in the furtherance of the Company’s business, following submission of reasonably detailed receipts and otherwise subject to the terms and conditions of any applicable Company policy or rules.

3.	At-Will Employment: Employment at the Company is at-will. We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without Cause. We are a dynamic organization in a rapidly changing industry. The responsibilities associated with your job may change from time to time in accordance with the Company’s business needs. You may be required to perform additional and/or different responsibilities.

4.	Devotion of Time and Efforts: While you render services to the Company, you will not assist (including to mean, without limitation, investing in, consulting for, serving as an employee or director, or otherwise advising) any person or organization, public or private, in competing with the Company, in preparing to compete with the Company, or in hiring any employees away from the Company. As an employee of the Company, you are expected to make or participate in business decisions and actions in the course of your employment based solely on the best interests of the Company as a whole, and without consideration of personal relationships or benefits. While you render services to the Company, you will not engage in any other gainful employment, business, or activity without written consent of the Company. You may, with consent, participate in financial, business and other activities outside the scope of your employment so long as the activities do not conflict with your responsibilities to the Company.

5.	Certifications: Your employment is contingent upon the satisfactory completion of background screening, drug testing, and verification of authorization to work in the United States. By signing this Agreement, you are certifying that: (a) your employment with the Company does not violate any order, judgment or injunction, and (b) all facts presented to the Company are accurate and true, including those pertaining to education, qualifications, licensing. You may not disclose any confidential information belonging to a previous employer to the Company or use or incorporate the proprietary information of a previous employer into Company inventions or developments, and you agree to abide by any contractual obligation to prior employers.

289 great rd, suite 200, acton, ma 01720

Tel: 978-206-8220, fax: 978-264-9236

WWW.psychemedics.COM

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6.	Covenants Agreement: The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as an express condition of employment, you will be required to execute and abide by the Company’s standard Confidentiality, Inventions, Non-Competition, and Non-Disclosure Agreement.

7.	Section 409A: The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one (1) day after your separation from service, or (B) your death. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one (1) taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.”

8.	General: This Agreement and any documents referenced herein contain all the terms of your employment with the Company, and supersede any other agreements, documents or conversations (written or verbal) about such terms. The terms of this Agreement may be amended only by written agreement executed by the parties, and a term may be waived only by a written document executed by the party entitled to the benefits of such term. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company. This Agreement will be governed by the internal law of Delaware, without giving effect to the conflict of law principles thereof. The parties agree that any legal action in connection with this Agreement and/or your employment with the Company will be brought in Delaware state or federal court.

289 great rd, suite 200, acton, ma 01720

Tel: 978-206-8220, fax: 978-264-9236

WWW.psychemedics.COM

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Please confirm your acceptance of this Agreement by signing and dating where indicated below. The terms of this offer expire in 5 calendar days. Please return a copy of this Agreement by mail or a PDF email to the CEO.

If you need further information regarding this offer or any other aspect of employment at the Company, feel free to reach out to Brian Hullinger. We are delighted you will be joining us and to your becoming part of the Psychemedics team.

PSYCHEMEDICS CORPORATION

By:    /s/ Brian Hullinger
       Brian Hullinger, Chief Executive Officer

          November 27, 2023
Date

ACCEPTED AND AGREED:

/s/ Daniella Mehalik
Signature

      Daniella Mehalik
Printed Name

      November 27, 2023
Date

289 great rd, suite 200, acton, ma 01720

Tel: 978-206-8220, fax: 978-264-9236

WWW.psychemedics.COM

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